Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Capital Bank Financial Corp.
Charlotte, North Carolina

We consent to the incorporation in this Form 8-K and registration statements of Capital Bank Financial Corp. on Form S-8 (Nos. 333-190493 and 333-184008) and Form S-3 (No. 333-184714) of our reports dated March 11, 2016, with respect to the consolidated financial statements of CommunityOne Bancorp and Subsidiaries (the “Company”) and the effectiveness of internal control over financial reporting, which reports are included in the Company’s 2015 Annual Report on Form 10-K.

/s/ Dixon Hughes Goodman LLP

Charlotte, North Carolina
October 26, 2016